SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 13, 2010

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2595 Jason Court, Oceanside, California 92056

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

May 13, 2010, International Stem Cell Corporation (the Company) entered into a Cell Culture Automation Agreement with The Automation Partnership (TAP), whereby TAP serve as cell culture automation collaborator to the Company and its subsidiaries, with an initial focus on automating and scaling up the production of stem cell-derived human corneal tissue. The agreement was established to create instrumentation for the Company and its partners and affiliates to produce commercial volumes of donor tissue for cornea transplantation and to reduce the use of animals and animal eyes in safety testing of drugs, chemicals and consumer products.

As the cell culture automation collaborator to the Company, TAP will perform services (“Services”) as set forth in one or more exhibit(s) attached to the agreement. Detailed contractual and technical terms covering the Services will be agreed by the parties before each package of Services commences.

The Company will pay TAP for the Services in accordance with the terms set forth in each exhibit (“Fees”). The Services and Fees will typically be subject to the Company and TAP securing funded contracts or grants from third parties. Each party will cover its own expenses in seeking to secure such funding. The total estimated costs for the Services associated with the stem cell-derived human corneal tissue project is approximately $1.5 million.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS

Exhibit No.	Exhibit Description

10.1	Cell Culture Automation Agreement dated May 13, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ RAY WOOD
Ray Wood
Chief Financial Officer

Dated: May 18, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Cell Culture Automation Agreement dated May 13, 2010